EXHIBIT 16.1


June 16, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549-7561

Dear Sirs/Madams:

We have read Item 4.01(a) of Clark Inc.'s Form 8-K dated June 16, 2005, and have the following comments:

1.   We agree with the statements made in Item 4.01(a).

2.   We have no basis on which to agree or disagree with the statements made in
     Item 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP